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                                                                    EXHIBIT 10.9


                        NATIONWIDE INSURANCE ENTERPRISE
                           EXECUTIVE INCENTIVE PLAN
                             GENERAL DESCRIPTION*


INTRODUCTION
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Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Nationwide Insurance Enterprise Executive Incentive Plan (the "EIP"). The following is a general description of the EIP and its provisions.


ELIGIBILITY AND PARTICIPATION
-----------------------------

Eligibility is limited to elected officers of the participating companies who are key management employees. Individual eligibility generally commences upon an employee being hired or assigned into an eligible position. Payments under the EIP are pro-rated, based upon the time employed in an eligible position during the final calendar year of each EIP three-year performance cycle. The performance cycle is defined as the preceding three consecutive calendar years.


GENERAL PROVISIONS
------------------

 .  An annual cash payment opportunity exists under the EIP.

 . Payments are earned based on the achievement of several predetermined key company performance measures that vary according to the business strategy of the various participating companies and business units.

 . The performance measures are generally comprised of profitability and growth objectives for the relevant business segment of the Nationwide Insurance Enterprise (the "Enterprise") in which the participant is a member of the management team. The performance measures are established in advance by senior management, and approved by the Board of Directors of the participating company as a part of the operating plan.

 . A participant will be granted a target incentive amount that represents a percentage of the participant's annual base salary at the close of the performance cycle. Target incentive amounts vary from 5% to 25% of this annual base salary depending on the participant's position within the participating company.

 . The actual amount received by a participant under the EIP will be determined solely by the achievement of the performance measures. The extent or degree of achievement of the performance measure objectives will result in a payment ranging from zero to twice the target incentive amount. The determination of the extent of the achievement of the objectives is made by the Enterprise Management Incentive Committee and the Chairman and Chief Executive Officer of the Enterprise, and approved by the Board of Directors.

 . Payments are made annually before March 15, to those participants who were employed by the Enterprise on December 31 of the prior year and those who had retired during the year.


PLAN ADMINISTRATION
-------------------

The EIP is administered under the auspices of the Enterprise Management Incentive Committee. The Committee is comprised of key employees who report directly to the Chairman and Chief Executive Officer of the Enterprise.

* There is no formal written plan document other than this general description. The performance measures, target incentive amounts and various other provisions of the EIP are conveyed in writing to the individual participants annually. The information presented herein is general in nature, and is provided as an overview of the EIP. Neither the EIP nor this description constitute an employment contract between the participating companies and any individual. The participating companies each reserve the right to modify, terminate, or make exceptions to its participation in the EIP without prior notice to the participants.